EXHIBIT 21.1

INFINERA CORPORATION

SUBSIDIARIES

Infinera Acquisition Corporation (Delaware)

Infinera Asia Limited (Hong Kong)

Infinera India Private Limited (India)

Infinera International Corporation (Delaware)

Infinera Japan KK (Japan)

Infinera Limited (United Kingdom)

Infinera Technology (Beijing) Co., Ltd. (China)